Exhibit 16.1

[LETTERHEAD OF ERNST & YOUNG]

March 31, 2004

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Commissioners:

We have read the section titled “Changes in the Registrant’s Certifying Accountants” on page 79 of the S-1 Registration Statement of Xenogen Corporation to be filed on or about April 1, 2004 and are in agreement with the statements contained in the first and second sentences of paragraph one. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/    ERNST & YOUNG LLP